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Exhibit 10.3

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT, dated as of August    , 2001 (this "Agreement"), is made and entered into by and between UTI Corporation, a Maryland corporation (the "Company") and Stewart Fisher ("Employee").

        WHEREAS, the Company desires to retain the services of Employee, and Employee desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Employment.    The Company hereby employs Employee, and Employee accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

        2.    Position and Duties.

        (a)    Service with the Company.    During the Term, Employee agrees to serve as Chief Financial Officer of the Company with (i) oversight of the financial and accounting functions for the Company and all operating subsidiaries thereof and (ii) oversight of such other functions as agreed to by the Chief Executive Officer and Employee, and to perform such reasonable employment duties as the Chief Executive Officer or the Board of Directors of the Company shall assign to him from time to time. Employee's services pursuant to this Agreement shall be performed primarily at the offices of the Company in Collegeville, Pennsylvania or at such other facilities of the Company as the Company and Employee may agree upon from time to time.

        (b)    Performance of Duties.    Employee agrees to serve the Company faithfully and to perform Employee's duties and responsibilities to the best of Employee's abilities in a reasonably diligent, trustworthy, businesslike and efficient manner. Employee further agrees to devote his full time, attention and efforts to the business and affairs of the Company during the Term. Employee hereby confirms that he is under no contractual commitment inconsistent with his obligations set forth in this Agreement, and that, during the Term, he will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement. Employee hereby further confirms that he has terminated any existing employment agreement, if any, that he may have had with any other corporation, firm, entity or person, prior to the date hereof.

        3.    Compensation.

        (a)    Base Salary.    During the initial twelve (12) months of the Term, Employee's base salary shall be paid at a rate of $300,000 per annum, which base salary shall be paid in regular installments in accordance with the Company's general payroll practices, including those related to withholding for taxes, insurance and similar items. The base salary payable to Employee during each twelve-month period subsequent to the first twelve months of the Term shall be a minimum of $300,000 per annum and adjusted annually thereafter based on the consumer price index and any other adjustments as may be determined by Company's Chief Executive Officer and the Compensation Committee of the Company's Board of Directors.

        (b)    Incentive Compensation.    In addition to the base salary, Employee shall be eligible to receive annual bonuses as follows:

          (i)    Annual Bonus.    In any given year, Employee shall be eligible to receive an annual cash bonus equal to up to seventy five percent of Employee's then applicable base salary. Such bonus shall be determined in the sole discretion of the Compensation Committee of the Company's Board of Directors based on the achievement of certain performance objectives set by the Compensation Committee of the Company's Board of Directors on an annual basis that will include earnings per share, operating cash flow, return on capital and appreciation of the Company's stock on the Nasdaq National Market or other national market or exchange, if the Company becomes listed thereon.

          (ii)    Additional Discretionary Bonus.    In any given year, Employee shall be entitled to receive additional bonuses at the sole discretion of the Company's Board of Directors or the Compensation Committee of the Company's Board of Directors.

        (c)    Participation in Benefit Plans.    During the Term, Employee shall be eligible to participate in all of the benefit plans or programs that have been established for the other employees of the Company at the same level as Employee, to the extent that Employee meets the requirements for each individual plan. The Company provides no assurances as to the adoption or continuance of any particular benefit plan or program, and Employee's participation in any such plan or program shall be subject to the terms, provisions, rules and regulations applicable thereto.

        (d)    Starting Bonus.    Upon commencement of Employee's employment on the Start Date (as defined below), as partial compensation for forfeited benefits from Employee's previous employment, the Company shall pay to Employee a cash bonus in an amount equal to $75,000, subject to withholding for taxes, insurance and similar items (the "Cash Start Bonus"). In addition to the Cash Start Bonus, the Company shall pay to Employee over the twelve (12) month period following the Start Date (on such schedule and in such increments to be determined in the Company's discretion) an additional cash bonus in an amount equal to $75,000, subject to withholding for taxes, insurance and similar items.

        (e)    Options.    Subject to the terms and conditions of the Company's 2000 Stock Option and Incentive Plan, as amended from time to time (the "Option Plan"), the Company shall grant Employee an option to purchase 135,000 shares of the Company's common stock at an exercise price of $9.78 per share, which option shall vest twenty percent per year over a period of five (5) years and will otherwise be subject to the terms of an option agreement to be entered into between Employee and the Company. Such option is intended to be an incentive stock option, subject to the terms and conditions of the Option Plan, including but not limited to Section 7.1 thereof, which provides that an option shall constitute an incentive stock option to the extent the aggregate Fair Market Value (as such term is defined in the Option Plan) (determined at the time such option is granted) of the shares of stock with respect to which all incentive stock options held by a grantee become exercisable for the first time during any calendar year does not exceed $100,000.

        (f)    Relocation Expenses.    The Company shall reimburse Employee for all reasonable, necessary and pre-approved out-of-pocket and documented direct costs of relocating household goods and for the sales commission to be paid by Employee upon the sale of his current primary residence, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification. Such reimbursement will be "grossed up" to include an additional amount calculated to compensate Employee for any tax consequences suffered as a result of such payment, including but not limited to the value of the sales commission paid by Employee on the sale of his current residence.

        (g)    Expenses.    During the Term, the Company shall reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by Employee in the performance of his duties under this Agreement in accordance with the Company's customary and normal practices, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification.

        4.    Term.

        (a)    Duration of Employment.    Employee's employment hereunder shall commence on October 1, 2001 (the "Start Date") and shall be for a period of five (5) years from the Start Date (the "Term");

provided, however, that Employee's employment hereunder shall terminate prior to the expiration of the Term in the event that at any time during such Term:

            (i)  Employee dies;

           (ii)  Employee becomes Disabled (as hereinafter defined);

          (iii)  The Board of Directors of the Company elects to terminate this Agreement for Cause and notifies Employee in writing of such election;

          (iv)  The Board of Directors of the Company elects to terminate this Agreement without Cause and notifies Employee in writing of such election;

           (v)  Employee elects to terminate this Agreement for "Good Reason" and notifies the Company in writing of such election; or

          (vi)  Employee elects to terminate this Agreement without "Good Reason" and notifies the Company in writing of such election.

        If this Agreement is terminated pursuant to clause (i), (ii), (iii) or (v) of this Section 4(a), such termination shall be effective immediately. If this Agreement is terminated pursuant to clause (iv) or (vi) of this Section 4(a), such termination shall be effective thirty (30) days after delivery of the notice of termination.

        (b)    "Cause" Defined.    "Cause" means:

            (i)  Employee has breached the provisions of this Agreement, any material written Company policy or any material contract between Employee and the Company, and Employee has failed to cure such breach within thirty (30) days after receipt of written notice of breach from the Company;

           (ii)  Employee has failed to perform Employee's duties and responsibilities in accordance with the provisions of Section 2 of this Agreement, as reasonably determined by the Company's Board of Directors, and Employee has failed to cure such failure within thirty (30) days after receipt of written notice of default from the Company;

          (iii)  Employee has engaged in willful misconduct, including, without limitation, willful failure to perform Employee's duties as an officer or employee of the Company, and Employee has failed to cure such misconduct within thirty (30) days after receipt of written notice of default from the Company;

          (iv)  Employee has committed fraud, misappropriation or embezzlement in connection with the Company's business or has otherwise breached his fiduciary duty to the Company;

           (v)  Employee has been convicted or has pleaded nolo contendere to any act constituting a felony under the laws of any state or of the United States of America, or any crime involving moral turpitude that, in the reasonable determination of the Company's Board of Directors, causes material harm to the Company; or

          (vi)  Employee abuses illegal drugs, alcohol or other controlled substances.

        (c)    Effect of Termination    Notwithstanding any termination of this Agreement, Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement, which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee's employment.

        (d)    "Disabled" Defined.    As used in this Agreement, the term "Disabled" means any mental or physical condition that renders Employee unable to perform the essential functions of his position, with or without reasonable accommodation, as is consistent with the Americans with Disabilities Act and the

Family and Medical Leave Act; for a period in excess of ninety (90) consecutive days or more than one hundred twenty (120) days during any period of three hundred sixty-five (365) calendar days.

        (e)    Surrender of Records and Property.    Upon termination of Employee's employment with the Company, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company or any of its Affiliates (as hereinafter defined), and all other property, trade secrets and confidential information of the Company or any of its Affiliates, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company or any of its Affiliates, which in any of these cases are in Employee's possession or under Employee's control.

        (f)    Wage Continuation.    If Employee's employment by the Company is terminated by Employee or the Company pursuant to clause (i), (ii), (iv) or (v) of Section 4(a), then, in consideration for the execution by Employee of a release in form and substance satisfactory to the Company (which condition shall not apply in the event of termination pursuant to clause (i) of Section 4(a)), the Company shall continue to pay to Employee or his estate, as the case may be, his base salary then in effect (less any payments received by Employee from any disability income insurance policy provided to him by the Company) and shall continue to provide health insurance benefits for Employee through the earlier of (i) the date that Employee has obtained other full-time employment, including health insurance benefits, or (ii) eighteen (18) months from the date of termination of employment. If this Agreement is terminated pursuant to clause (iii) or (vi) of Section 4(a), other than pursuant to clause (ii) of Section 4(b), Employee's right to base salary and all benefits shall immediately terminate, except as may otherwise be required by applicable law. If Employee's employment by the Company is terminated by the Company pursuant to clause (ii) of Section 4(b), then, in consideration for the execution by Employee of a release in form and substance satisfactory to the Company, the Company shall continue to pay to Employee his base salary then in effect and shall continue to provide health insurance benefits for Employee through the earlier of (i) the date that Employee has obtained other full-time employment, including health insurance benefits, or (ii) twelve (12) months from the date of termination of employment.

        (g)    Termination of Benefits.    All of Employee's rights to any other employee benefit hereunder (except as described in Section 4(f) or pursuant to law) accruing after the termination of Employee's employment with the Company shall cease upon such termination. Upon termination of this Agreement for any reason whatsoever, Employee shall have the right to receive compensation at the rate of Employee's then applicable base salary for any accrued but unused vacation time. Notwithstanding the foregoing, if Employee's employment by the Company is terminated by Employee or the Company pursuant to clause (i), (ii), (iv) or (v) of Section 4(a) or pursuant to clause (iii) of Section 4(a) for Cause pursuant to clause (ii) of Section 4(b), all shares subject to the option described in Section 3(e) hereof shall become immediately vested.

        (h)    Bonus Continuation.    If Employee's employment by the Company is terminated by Employee or the Company pursuant to clause (i), (ii), (iv) or (v) of Section 4(a), then, in consideration for the execution by Employee of a release in form and substance satisfactory to the Company (which condition shall not apply in the event of termination pursuant to clause (i) of Section 4(a)), the Company shall pay to Employee or his estate, as the case may be, pursuant to Section 3(b) Employee's pro rata share of all amounts earned or accrued thereunder through such date of termination (subject to applicable withholdings pursuant to the Company's standard payroll practices). In the case of bonuses under Section 3(b) that are calculated based on an annual basis or other specified period of time, Employee, or his estate, as the case may be, shall receive payment of Employee's pro rata portion (subject to applicable withholdings pursuant to the Company's standard payroll practices) following the termination of the period for which such bonuses are calculated notwithstanding the fact that Employee is not employed by the Company on the last day of such period. If Employee's employment is terminated pursuant to clause (iii) or (vi) of Section 4(a), Employee's right to payments pursuant to all clauses of Section 3(b) shall immediately terminate, except as may otherwise be required by applicable law.

        (i)    "Affiliate" Defined.    As used in this Agreement, the term "Affiliate" of a person or entity means any person or entity controlled by, controlling or under common control with such person or entity, or any member of the immediate family, including parents, spouse, children or siblings, of such person.

        (j)    "Good Reason" Defined.    As used in this Agreement, the term "Good Reason" means (i) any non-consensual reduction in base salary as provided in Section 3(a) hereof (that does not correspond to any material change or reduction in the duties of Employee which is at the request or consent of Employee); (ii) any non-consensual material reduction in benefits as provided in Section 3(b) hereof (that does not correspond to any material change or reduction in the duties of Employee which is at the request or consent of Employee); (iii) any non-consensual material change in the title or duties of Employee; (iv) any non-consensual required relocation of Employee's principal place of employment outside of a sixty (60) mile radius of Employee's then principal place of employment that is permanent or lasts for longer than six (6) months; or (v) any circumstance whereby the Company is engaging in unethical or illegal activity and the Company has failed to cure, correct or discontinue such activity within thirty (30) days after receipt of written notice of such activity from Employee.

        (k)    Change of Control.    In the event of an anticipated Change of Control as defined in Section 2.5(ii) or 2.5(iii) of the Option Plan, and irrespective of the exceptions set forth in the last sentence of Section 18.3 of the Plan, all options granted to Employee shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days prior to the scheduled consummation of such Change of Control. Any exercise of an option during such fifteen (15) day period shall be conditioned upon the consummation of the Change of Control event and shall be effective only immediately before the consummation of such event. Upon consummation of any such Change of Control all of Employee's outstanding but unexercised options shall terminate. The Board of Directors of the Company shall send written notice to Employee of an anticipated Change of Control event that will result in such options becoming exercisable or such unexercised options terminating not later than the time at with the Company gives notice thereof to its Shareholders.

        (l)    Payment of Excise Tax.    In the event Employee will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Code"), or any interest or penalties with respect to such excise tax, as a result of any payments (including any "parachute payment" within the meaning of Section 280(G)(b)(2) of the Code) or distribution by the Company to or for the Employee's benefit, whether paid or payable or distributed or distributable, then the Company shall make an additional payment to Employee in an amount sufficient to cover the amount of all excise tax due (including any interest or penalties imposed with respect to such taxes).

        5.    Ventures.    If, during the Term, Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Company, or any of its Affiliates, and a third party or parties, all rights in such project, program or venture shall belong to the Company or its Affiliates, as applicable. Except as approved by the Company's Board of Directors, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to Employee as provided in this Agreement. Employee shall have no interest, direct or indirect, in any vendor or customer of the Company or any of its Affiliates, except that nothing in this Agreement shall preclude Employee from owning less than 1% of the total number of outstanding shares of a publicly traded company, regardless of whether such company is a vendor or customer of the Company.

        6.    Intellectual Property.

        (a)    Disclosure and Assignment.    Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during the Term, or within six (6) months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company or any of its Affiliates ("Developments"). Employee, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Employee's right, title and interest in and to any and all Developments. At the request of the Company, Employee will confer with the Company and its representatives for the purpose of disclosing all Developments to the Company as the Company shall reasonably request during the period ending one (1) year after termination of Employee's employment with the Company.

        (b)    Future Developments.    As to any future Developments made by Employee that relate to the business, products or practices of the Company, or any of its Affiliates, and that are first conceived or reduced to practice during the Term, or within six (6) months thereafter, but which are claimed for any reason to belong to an entity or person other than the Company or any of its Affiliates, Employee will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within twenty (20) days thereafter, shall claim ownership of such Developments under the terms of this Agreement. If Employee makes such disclosure and the Company does not make a claim, the Company agrees to make all reasonable efforts to receive and hold in confidence any such information disclosed by Employee.

        (c)    Limitation on Sections 6(a) and 6(b).    The provisions of Sections 6(a) and 6(b) shall not apply to any Development meeting the following conditions:

            (i)  such Development was developed entirely on Employee's own time;

           (ii)  such Development was made without the use of any equipment, supplies, facility or trade secret information of the Company or any of its Affiliates;

          (iii)  such Development does not relate (A) directly to the business of the Company or any of its Affiliates or (B) to the Company's, or any of its Affiliate's, actual or demonstrably anticipated research or development; and

          (iv)  such Development does not result from any work performed by Employee for the Company or any of its Affiliates.

        (d)    Assistance of Employee.    Upon request and without further compensation therefor, but at no expense to Employee, and whether during the Term or thereafter, Employee will do all lawful acts, including but not limited to, the execution of papers and lawful oaths and the giving of testimony, that, in the opinion of the Company, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign patents, including but not limited to, design patents, on the Developments, and for perfecting, affirming and recording the Company's, or any of its Affiliate's, complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

        (e)    Records.    Employee will keep complete, accurate and authentic accounts, notes, data and records of the Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, Employee will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Employee will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

        (f)    Obligations, Restrictions and Limitations.    Employee understands that the Company, or its Affiliates, may enter into agreements or arrangements with agencies of the United States Government, and that the Company, or its Affiliates, as applicable, may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Employee shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the Term and shall take any and all further action that may be required to discharge such obligations and to comply with such restrictions and limitations.

        (g)    Copyrightable Material.    All right, title and interest in all copyrightable material that Employee shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Employee, and whether during the Term or thereafter, Employee shall execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Employee for the Company in performing his responsibilities under this Agreement shall be considered "works made for hire," as defined in the U.S. Copyright Act.

        (h)    Know-How and Trade Secrets.    All know-how and trade secret information conceived or originated by Employee that arises out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

        7.    Settlement of Disputes.

        (a)    Arbitration.    Except as provided in Section 7(c), any claims or disputes of any nature between the Company and Employee arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement or any matter relating to Employee's employment and the termination of that employment by the Company shall be resolved exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the then existing Commercial Arbitration Rules for Resolution of Employment Disputes of the American Arbitration Association. In the event of submission of any dispute to arbitration, each party shall, not later than thirty (30) days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing (other than rebuttal witnesses). The arbitrator(s)' fees shall be paid by the party who or which is unsuccessful in such arbitration. The arbitrator(s) shall have the authority to require the non-prevailing party to reimburse the prevailing party for all other costs and fees incurred by the prevailing party in connection with such arbitration, while leaving the non-prevailing party responsible for payment of the costs and fees it or he may incur.

        (b)    Binding Effect.    The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

        (c)    Resolution of Certain Claims—Injunctive Relief.    Section 7(a) shall have no application to claims by the Company asserting a violation of Section 4(e) or 6 or seeking to enforce, by injunction or otherwise, the terms of Section 4(e) or 6. Such claims may be maintained by the Company in a lawsuit subject to the terms of Section 7(d). Employee acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, Employee agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Section 4(e) or 6 by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and without the necessity of proving actual damages, and the Company shall be entitled to recover from Employee its reasonable attorneys' fees and costs in enforcing the provisions of Section 4(e) or 6.

        (d)    Venue.    Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the Philadelphia County, Pennsylvania. Employee and the Company consent to the jurisdiction of such courts over the subject matter set forth in Section 7(c). Employee waives any right Employee may have to transfer or change the venue of any litigation brought against Employee by the Company.

        8.    Representations.

        (a)    Employee's Representations.    Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee is not a party to or bound by any employment agreement, covenant not to compete or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

        (b)    Company's Representations.    Company hereby represents and warrants to Employee that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment, or decree to which the Company is a party or by which the Company is bound, and (ii) upon the execution and delivery of this Agreement by Employee, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

        9.    Miscellaneous.

        (a)    Entire Agreement.    This Agreement (including the exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof. The Company and Employee are also party to that certain Non-Competition Agreement of even date herewith. In the event of any direct conflict between any term of this Agreement and any term of any other agreement executed by Employee, the terms of this Agreement shall control. If Employee signed or signs any other agreement(s) relating to or arising from Employee's employment with Company, all provisions of such Agreement(s) that do not directly conflict with a provision of this Agreement shall not be affected, modified or superseded by this Agreement, but rather shall remain fully enforceable according to their terms.

        (b)    Counterparts.    This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

        (c)    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision(s) of this Agreement will not be affected or impaired thereby. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties' express desire that the Company be protected to the greatest extent allowed by law from the misuse or disclosure of confidential information or Developments.

        (d)    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by Section 9(e), successors and assigns.

        (e)    Assignability.    Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of Employee, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 9.

        (f)    Modification, Amendment, Waiver or Termination.    No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Employee shall constitute a waiver of any other right or breach by Employee.

        (g)    Notices.    All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

    Notices to Employee:

    Stewart Fisher
    26 Wilkeshire Blvd.
    Randolph, NJ 07869

    Notices to Company:

    UTI Corporation
    200 W. 7th Avenue
    Collegeville, PA 19426
    Attn: Andrew D. Freed
    Fax: (610) 409-2470

    with a copy to:

    Hogan & Hartson L.L.P.
    1200 17th Street, Suite 1500
    Denver, Colorado 80202
    Attn: Christopher J. Walsh
    Fax: (303) 899-7333

        Any party may change the address set forth above by notice to each other party given as provided herein.

        (h)    Headings.    The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        (i)    Governing Law.    All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law provisions thereof.

        (j)    Withholding Taxes.    The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.

UTI CORPORATION

By:	/s/ ANDREW D. FREED
Name:	Andrew D. Freed
Title:	President & Chief Executive Officer

EMPLOYEE

/s/ STEWART FISHER Stewart Fisher

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  Exhibit 10.3
EMPLOYMENT AGREEMENT